Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q4-08 QUARTERLY AND 2008 ANNUAL RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you                 .

Good afternoon and thank you for joining ON Semiconductor’s fourth quarter 2008 conference call. I am joined today by Keith Jackson, our CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the fourth quarter of 2008. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the Morgan Stanley Technology Conference on March 4th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe”, “estimate”, “anticipate”, “intend”, “expect”, “plan”, or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the fourth quarter and 2008 annual results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the fourth quarter of 2008 were $488.7 million, a decrease of approximately 16 percent from the third quarter of 2008. During the fourth quarter of 2008, the company reported GAAP net loss of $519.6 million or $1.27 per share. The fourth quarter 2008 GAAP net loss included net charges of $581.6 million, or $1.42 per share, from special items, which are detailed in schedules to our earnings release. The largest special item of $557.4 million arises from our annual goodwill impairment testing and is an estimate and will be finalized with the filing of our 10-K.

Fourth quarter 2008 non-GAAP net income was $62.0 million or $0.15 per share on a fully diluted basis.

On a mix-adjusted basis, average selling prices in the fourth quarter of 2008 were approximately flat with the third quarter of 2008.

The company’s GAAP gross margin in the fourth quarter was 38.0 percent. Non-GAAP gross margin in the fourth quarter of 2008 was 39.9 percent.

Adjusted EBITDA for the fourth quarter of 2008 was $102.9 million.

We exited the fourth quarter of 2008 with record cash and equivalents of approximately $458.7 million or approximately $41 million more than the third quarter and approximately $184 million greater than fiscal year 2007. We also exited the fourth quarter with the lowest net debt position in the company’s history as a public company. During the fourth quarter, the company used $49.4 million of cash to retire $60.9 million of its zero coupon convertible senior subordinated notes. At the end of the fourth quarter, total days sales outstanding were approximately 35 days. ON Semiconductor total inventory was $335.5 million or approximately 101 days. This is up from third quarter 2008 levels of $309.4 million. Included in our total inventory is approximately $28 million of inventory which includes inventory written-up to fair value related to the acquisition of Catalyst Semiconductor which closed in the fourth quarter of 2008. Also included in our fourth quarter inventory is approximately $6 to $8 million of bridge inventory related to the acceleration of the 3 fab closures previously announced. Also included in our overall inventory in the fourth quarter is approximately $14 million of inventory associated with the write-up to fair value from the AMIS and Catalyst Semiconductor acquisitions. This is up approximately $2 million from third quarter 2008 levels due to the Catalyst acquisition.

Distribution inventories were approximately 12 weeks at the end of the fourth quarter. On a dollar basis they decreased by approximately $13 million but the weeks increased as a result of lower overall sales.

Cash capital expenditures during the fourth quarter of 2008 were approximately $20 million and total cash capital expenditures for the year were approximately $95 million.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the fourth quarter of 2008, our end market splits were as follows: The Computing end-market represented approximately 23 percent of fourth quarter 2008 sales. The Communications end-market which includes wireless and networking represented approximately 20 percent of sales. The Automotive end-market represented approximately 16 percent of fourth quarter sales. The Consumer Electronics end-market represented approximately 16 percent of sales. Industrial, Military and Aerospace represented approximately 19 percent of sales and Medical represented approximately 6 percent of sales.

TOP OEM CUSTOMERS

During the fourth quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 4 percent of sales. Our top 5 product OEM customers were: Continental

Automotive Systems, Delta, LG Electronics, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, excluding ON Semiconductor’s historical manufacturing services revenue, our contribution from sales in Asia, represented approximately 59 percent of revenue. Our sales in the Americas represented approximately 22 percent of revenue and Europe represented approximately 19 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, sales to the distribution channel were approximately 41 percent of fourth quarter revenue. Direct sales to OEMs represented approximately 48 percent of revenue and the EMS channel represented approximately 11 percent of revenue.

REVENUE BREAK-OUT

During the fourth quarter, ON Semiconductor revenues broken out by our divisions were as follows. The Custom and Foundry Product Group represented approximately 30 percent of fourth quarter sales. The Standard Products Group represented approximately 22 percent of sales.

The Automotive and Power Regulation Group represented approximately 20 percent of sales. The Computing Products Group represented approximately 20 percent of sales and the Digital and Consumer Products Group represented approximately 8 percent of sales. In addition, ON Semiconductor recognized approximately $8 million of revenue during the quarter from the acquisition of Catalyst Semiconductor. We will publish the annual revenue, gross margin and operating margin break-out of these divisions in our Form 10-K filing for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we’ve made.

2008 was a year of solid revenue growth for the company. We recorded approximately $2.1 billion of total revenues for 2008 and generated approximately $394 million in cash flow from operating activities. During the year, we closed two acquisitions which have furthered the successful transformation of ON Semiconductor into an analog and power solutions leader. These acquisitions, coupled with ON Semiconductor’s global footprint, effective channels of distribution, and top-tier customer relationships, will allow an even broader and deeper penetration of the automotive, computing, consumer, industrial, mil/aero, medical and wireless markets in the years to come.

The end of 2008 and the beginning of 2009 have been a challenging time for the semiconductor industry. Sales came down dramatically in the fourth quarter of 2008 and we are expecting further declines in the first quarter of 2009. We are uncertain as to the depth or duration of the current recession. To prepare for this uncertainty, we announced a number of pro-active cost savings actions on January 7, that once completed should take revenues required for cash break even down to approximately $340 million. Today, we also announced plans to close an additional wafer facility. This closure is consistent with the company’s ongoing manufacturing consolidation strategy and cost-saving measures. The fab that we have decided to close is our remaining Phoenix wafer-fab. This closure is expected to result in total cash charges of approximately $8 million to $10 million beginning in the first quarter of 2009. We expect to eliminate approximately 350 jobs at this fab between now and early 2010. As a result of this fab closure, the company expects to save a total of approximately $9 million per quarter compared to the third quarter of 2008, with the full benefits seen in the second quarter of 2010.

In the Computing end-market we are positioned as the leader for desktop power management and our notebook presence continues to grow. In the current desktop platform, we increased our penetration by over 50 percent from the prior platform having secured over 25 design wins. On the notebook segment, we were able to increase our position by over 20 percent having secured over 10 design wins. We believe we are well positioned and have the momentum to continue our success on the next generation of desktop and notebook platforms. In addition to our VCORE expertise, we are also developing a broader system power portfolio to further strengthen our value proposition in notebooks and desktops. We continue to see penetration of our controllers, drivers, audio amplifiers and MOSFET products in both notebook and server applications. In addition, we are seeing new opportunities from our Catalyst acquisition to gain share with our EEPROM product line in the computing market.

When overall unit demand returns for the computing end-market, we believe our computing business should see above market growth as a result of our recent platform share gains.

In the Medical market, we saw strong sequential growth in the fourth quarter of over 20 percent. Our previous design wins and ASIC development activities continue to make this a profitable and growing end-market for ON Semiconductor. Our audio DSP products are gaining traction in both North America and Asia for hearing aid as well as additional non-medical specific wireless applications.

As anticipated, we experienced continued slowing in our overall automotive business in the fourth quarter. Given the continued global tightening of credit for large ticket items such as autos, we anticipate a continued slow period of sales to last at least through the first half of

2009. Once the economic environment stabilizes, we believe we are strongly positioned with the leading automotive OEMs through our design, sales and supply chain resources along with our broad portfolio of ASICs, CAN and LIN products, motor control products, drivers, MOSFETs and discrete devices.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

FIRST QUARTER 2009 OUTLOOK

Over the last few months we have seen considerable uncertainty and volatility in the global markets. As a result, the normal data utilized for our guidance purposes is not as reliable as in the past. We have updated our guidance to accommodate our best view today.

In a normal environment, our customers place longer term orders with ON Semiconductor. However, given our customers’ limited visibility, they have reduced their longer term orders with semiconductor suppliers. As such, we believe the semiconductor industry will move towards a higher turns environment. In addition, we currently expect our distribution partners to reduce their inventories during the first quarter of 2009. With our sell-thru revenue recognition policy for this channel, this reduction is expected to result in incremental revenue above our beginning backlog levels. In the last few weeks prior to Chinese New Year, we saw a stabilization of our backlog as well as some positive turns activity with our 13 week book to bill greater than 1 in January.

Based upon current product booking trends, backlog levels, manufacturing services revenues and estimated turns levels, we anticipate that total revenues will be approximately $340 to $380 million in the first quarter of 2009. Backlog levels at the beginning of the first quarter of 2009 were down from backlog levels at the beginning of the fourth quarter of 2008 and represent approximately 80 to 90 percent of our anticipated first quarter 2009 revenues. We expect that average selling prices for the first quarter of 2009 will be down approximately two percent sequentially.

We expect cash capital expenditures of approximately $20 to $25 million in the first quarter and 2009 total cash capital expenditures of approximately $55 to $60 million.

For the first quarter, we expect GAAP gross margin of approximately 29 to 31 percent. Our GAAP gross margin in the first quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with the acquisitions of AMIS and Catalyst Semiconductor. We expect non-GAAP gross margin of approximately 31 to 33 percent. Non-GAAP gross margin excludes special items of approximately $7 to $8 million. For the first quarter we also expect total GAAP operating expenses of approximately $146 million to $148 million. Our GAAP operating expenses include the amortization of intangibles, stock based compensation expense, restructuring, asset impairments and other charges which total approximately $31 to $33 million. We also expect total non-GAAP operating expenses of approximately $114 to $116 million. We anticipate that net interest expense and other expenses will be approximately $21 million for the first quarter of 2009. This includes a non-cash interest expense of approximately $9 million from the adoption of FASB Staff Position No. APB 14-1 relating to our convertible senior subordinated notes. Cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $12 to $13 million in the first quarter of 2009. This number could fluctuate based on the issuance of our yearly stock awards scheduled this quarter.

Our current share count is approximately 413 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our 10Qs and Ks.

As previously stated, management is committed to deliver positive operating cash flow under all circumstances. It is obvious that the industry is currently shipping under the end market consumption of finished products. We believe the industry should hit the bottom of the current correction in the first half of 2009. We also believe that the second half of this year should see a measurable recovery in our business. Management’s longer term strategic objective remains achieving a 45 percent gross margin, 22 percent operating income model. As previously stated, we are prepared to take additional cost reductions if required to achieve this strategic objective.

With that, I would like to start the Q&A session.

Thank you and “_________” please open up the line for questions.

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